Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Daryl Messinger

(415) 829-4101	(415) 946-1062

MEDIVATION COMPLETES ENROLLMENT OF PHASE 1-2 TRIAL OF MDV3100 IN

CASTRATION-RESISTANT PROSTATE CANCER PATIENTS

— Program remains on track to advance to Phase 3 trials in 2009 —

SAN FRANCISCO, December 17, 2008 – Medivation, Inc. (NASDAQ: MDVN) today announced that it has completed patient enrollment in a Phase 1-2 dose-escalation clinical trial of MDV3100, its novel androgen receptor antagonist, in castration-resistant prostate cancer patients, and that it will seek approval from the U.S. Food and Drug Administration (FDA) to advance to Phase 3 clinical trials next year.

The open-label, U.S. Phase 1-2 study evaluated prostate cancer patients who had failed standard hormonal therapies, including men who had also failed standard chemotherapy regimens. A total of 140 men were enrolled in the trial, which evaluated doses between 30 and 600 mg/day. Patients are being followed and may remain on treatment for as long as they continue to tolerate the drug and their disease does not progress.

Preliminary results of this trial, covering 73 treated patients in the 60, 150 and 240 mg/day dose groups, were presented in October at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. The data showed encouraging and durable anti-tumor activity as measured by prostate specific antigen (PSA) declines, radiographic findings, circulating tumor cell (CTC) changes and time on treatment. These data also suggested a dose-response trend, with a higher percentage of patients in the 240 mg/day dose group experiencing 90 percent reduction in PSA levels, radiographic partial responses and conversions to favorable CTC counts of less than five post-treatment.

The Company expects to move into Phase 3 trials with either the 240 or the 360 mg/day dose, both of which have been generally well tolerated. The 480 mg/day dose did not have acceptable tolerability due to side effects, primarily fatigue. Efficacy data from the 360 mg/day dose group are under analysis and will be presented at an upcoming medical meeting, along with additional efficacy data from the 240 mg/day and lower dose groups. Final selection of the Phase 3 dose will be made following completion of data analyses.

“We are pleased to have reached another development milestone in our prostate cancer program by successfully completing enrollment in our Phase 1-2 clinical trial in castration-resistant prostate cancer patients with limited treatment options,” said Lynn Seely, M.D., chief medical officer of Medivation. “We look forward to presenting additional data from this trial and to advancing this program into Phase 3 development in 2009, as we have previously guided.”

About Prostate Cancer and MDV3100

Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than 1 million men in the United States have prostate cancer. An estimated 186,320 new cases are expected to be diagnosed in 2008, and approximately 28,660 men are expected to die this year from the disease. Patients with castration-resistant (also known as hormone-refractory) prostate cancer have few treatment options and a poor prognosis.

Overexpression of the androgen receptor is believed to contribute to the progression of castration-resistant prostate cancer. MDV3100 is a novel small-molecule androgen receptor antagonist that inhibits androgen receptor function by blocking nuclear translocation of the androgen receptor and DNA binding.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation entered into a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. With Pfizer, the Company is conducting a broad Dimebon clinical development program, including a pivotal and confirmatory Phase 3 trial, known as the CONNECTION study, in patients with mild-to-moderate Alzheimer’s disease. The program also includes additional trials planned to begin next year in Alzheimer’s disease, as well as further development of Dimebon in patients with mild-to-moderate Huntington’s disease. In addition, a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer is ongoing. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the timing and expected dosing regimen of Phase 3 trials of MDV3100, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s collaborative relationship with Pfizer, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed on November 10, 2008, with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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